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Exhibit 99.1

1550 Peachtree Street, N.W. Atlanta, Georgia 30309

Contacts:
Mitch Haws	John Buscemi
Equifax	IBM
404.885.8093	914.766.4495
mitch.haws@equifax.com	jbuscemi@us.ibm.com

EQUIFAX AND IBM SIGN INFORMATION TECHNOLOGY SERVICES AGREEMENT

PROVIDES EQUIFAX GLOBAL TECHNOLOGY SERVICES TO DRIVE INNOVATION
AND COST SAVINGS

ATLANTA, GA and ARMONK, NY—August 7, 2003—Equifax, Inc. (NYSE: EFX) and IBM today jointly announced a 10-year agreement under which IBM will provide global on demand technology services for Equifax's operations in the United States, Canada, and Europe. The new contract adds additional scope and five and one-half years to the existing relationship, providing $400 million in additional estimated revenue to IBM for a total contract value of $800 million.

The new agreement benefits Equifax by:

  •
  Providing Equifax with significant cost savings and future operational flexibility through IBM's on demand technology services. Equifax expects savings generated by this agreement to reach $5 million in 2003, $9 million in 2004, and grow to over $20 million annually by 2006;

  •
  Establishing a global relationship between Equifax and IBM to ensure consistent administration across all the countries in which Equifax operates;

  •
  Enabling world-class service delivery, based on industry best practices and standards, specifically aimed at improving information technology productivity and reliability, and speed to market of new products for Equifax customers;

  •
  Providing Equifax with greater control over its investment in information technology systems and platforms, along with the flexibility to adopt emerging technologies.

"Equifax and IBM have a long, rich tradition as business partners," said Thomas F. Chapman, Chairman and CEO of Equifax. "This innovative agreement is another significant step forward. It provides Equifax a global technology infrastructure that is responsive to changes in demand, and allows us to continue delivering world class products and services to our customers."

The Equifax systems to be managed by IBM include mainframes, mid-range servers, Web systems, networks, and a global help desk. IBM will provide Equifax with an advanced enterprise system and asset management tools.

"Equifax is on the leading edge of an important business trend, as it aggressively moves from delivering information to providing key business decisions for its customers," said Philip Guido, General Manager of IBM's Financial Service Sector. "By creating an on demand infrastructure, IBM is helping innovative companies like Equifax create competitive products and enter new markets while reducing costs and improving availability and performance."

About Equifax

Equifax Inc. is the leading provider of critical information to businesses, consumers and the public sector. For businesses, it means faster and easier ways to find, approve and market to the right customers. For consumers, it means easier, instantaneous ways to buy products or services, and better insight into and management of their personal credit. For everyone, it means improved security against fraud and identity theft. Equifax employs approximately 5,000 people in 13 countries (United States, Canada, United Kingdom, Ireland, Spain, Portugal, Italy, Chile, Brazil, Argentina, Peru, Uruguay and El Salvador) and had $1.1 billion in revenue during 2002.

About IBM Global Services

IBM Global Services is the world's largest information technology services and consulting provider, generating over $36 billion in 2002. Approximately 180,000 professionals serve customers in over 160 countries, providing the entire spectrum of customers' e-business needs—from the business transformation and industry expertise of IBM Business Consulting Services to hosting, infrastructure, technology design and training services. IBM Global Services delivers integrated, flexible and resilient processes—across companies and through business partners—that enable customers to maximize the opportunities of an on-demand business environment.

Statements in this press release that relate to Equifax's future plans, objectives, expectations, performance, events and the like are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934. Future events, risks and uncertainties, individually or in the aggregate, could cause actual results to differ materially from those expressed or implied in these statements. Those factors could include changes in worldwide and U.S. economic conditions that materially impact consumer spending and consumer debt, changes in demand for the Company's products and services, risks associated with the integration of acquisitions and other investments, and other factors discussed in the "forward-looking information" section and the "risk factor" section of the management's discussion and analysis included in the Company's annual report on Form 10-K for the year ended December 31, 2002 filed with the Securities and Exchange Commission.

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EQUIFAX AND IBM SIGN INFORMATION TECHNOLOGY SERVICES AGREEMENT PROVIDES EQUIFAX GLOBAL TECHNOLOGY SERVICES TO DRIVE INNOVATION AND COST SAVINGS